Exhibit 99.1

GAPSHARE PUERTO RICO PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011	3
Notes to Financial Statements	4-7
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4:– Schedule of Assets (Held at End of Year) as of December 31, 2011	8
Form 5500, Schedule H, Part IV, Line 4j:– Schedule of Reportable Transactions for the year ended December 31, 2011	9

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the GapShare Puerto Rico Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare Puerto Rico Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2011, and (2) transactions in excess of five percent of the current value of plan assets for the year ended December 31, 2011, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 21, 2012

GAPSHARE PUERTO RICO PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2011 AND 2010

	2011	2010
Participant – Directed Investments, at fair value:
Money market fund	$86,722	$112,714
Mutual funds	1,282,862	1,239,252
The Gap, Inc. common stock	63,064	82,080

Total investments at fair value	1,432,648	1,434,046

Receivables:
Participant contributions	2,498	3,469
Employer contributions	2,794	3,163
Participant notes receivable	303,213	289,784

Total receivables	308,505	296,416

NET ASSETS AVAILABLE FOR BENEFITS	$1,741,153	$1,730,462

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2011

2011
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment loss:
Net depreciation in fair value of mutual funds	$(64,602)
Net depreciation in fair value of The Gap, Inc. common stock	(13,864)
Dividends	22,061

Net investment loss	(56,405)

Contributions:
Employer	129,834
Participants	146,423

Total contributions	276,257

Interest income on participant notes receivable	13,138

Total additions	232,990

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	219,599
Administrative expenses and other	2,700

Total deductions	222,299

INCREASE IN NET ASSETS	10,691
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,730,462

End of year	$1,741,153

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

1.	DESCRIPTION OF PLAN

General – The GapShare Puerto Rico Plan (the “Plan”) is a defined contribution plan and trust which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Act of 1974 (“ERISA”).

The Plan qualifies under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994. Employees of Gap (Puerto Rico), Inc. must be a permanent resident of Puerto Rico to be eligible to participate in the Plan sponsored by The Gap, Inc. (the “Company” or “Plan Sponsor”) upon attaining the age of 21 and credited with at least 1,000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions – The minimum level of participant contributions is 1% of base salary. Total pre-tax contributions may not exceed a maximum of 30% of total eligible compensation for a pay date. Total after-tax contributions may not exceed a maximum of 10% of eligible compensation for a pay date and 10% of the participant’s eligible compensation for all his years as a participant. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $10,000 and $9,000 for the calendar year ended December 31, 2011 and 2010, respectively. Participants who are eligible to make tax-deferred contributions and who have attained age 50 before the close of the calendar year are allowed to make catch-up contributions not exceeding $1,000 for any plan year.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2011 and 2010, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax, after-tax or catch-up basis. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper – T. Rowe Price serves as the trustee and record keeper.

Investment Options – During the years ended December 31, 2011 and 2010, the Plan’s assets were invested in a number of registered investment funds and the Plan Sponsor’s common stock at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. As of December 31, 2011 and 2010, the Plan held 3,400 shares (market value of $18.55 per share) and 3,707 shares (market value of $22.14 per share), respectively, of the Plan Sponsor’s common stock.

Vesting – All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans – For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2011, there were 163 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2011 to 2016. As of December 31, 2010, there were 115 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2011 to 2016.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment – The Plan provides for automatic enrollment. Eligible employees become automatically enrolled in the Plan at a pre-tax contribution rate of 2% of eligible compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits – Upon termination of employment, a participant will receive a lump sum distribution payment of their account. If the account balance is greater than $1,000, the participant’s consent is required prior to the distribution.

Administrative Expenses – Each participant account is charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties – The Plan utilizes various investment instruments including mutual funds and the Company’s common stock. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition – The Plan’s investments are stated at fair value. Shares of the money market fund are valued at $1 per share which represents the net asset value (“NAV”) per share held by the Plan at year end. Shares of mutual funds and The Gap, Inc. common stock are valued at quoted market prices, which represent the NAV of shares held by the Plan at year end.

Purchases and sales of mutual funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits – Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements – In May 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to expand disclosure requirements for fair value measurements. This guidance requires entities to disclose the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of net assets available for benefits but for which the fair value is required to be disclosed. This accounting standards update is effective for fiscal years beginning after December 15, 2011. As the impact of the guidance is primarily limited to enhanced disclosures, adoption is not expected to have a material impact on the Plan’s financial statements.

In January 2010, FASB issued new guidance to amend and clarify existing guidance related to fair value measurements and disclosures. This guidance adds new requirements for disclosures related to transfers into and out of Level 1 and Level 2 and requires separate disclosure of purchases, sales, issuances, and settlements related to Level 3 measurements. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques used to measure fair value. Plan Management adopted the provisions of this accounting standards update effective December 31, 2010, except for the requirement to disclose purchases, sales, issuances, and settlements related to Level 3 measurements, which we will adopt in 2011.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, and 2010 are as follows:

		Fair Value at Reporting Date Using
	12/31/2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$86,722	$86,722	$	$
Mutual Funds:
Balanced funds	1,282,858	1,282,858
Equity funds	3	3
International equity funds	1	1

Total Mutual Funds	1,282,862	1,282,862
The Gap, Inc. common stock	63,064	63,064

Total	$1,432,648	$1,432,648	$	$

		Fair Value at Reporting Date Using
	12/31/2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Money market fund	$112,714	$112,714	$		$
Mutual Funds:
Balanced funds	1,237,870	1,237,870
Equity funds	1,167	1,167
Fixed income funds	104	104
International equity funds	111	111

Total Mutual Funds	1,239,252	1,239,252
The Gap, Inc. common stock	82,080	82,080

Total	$1,434,046	$1,434,046		$—		$—

Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1, Level 2, and Level 3 investments. The Plan’s policy is to recognize significant transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during 2011 and 2010. There were no purchases, sales, issuances, or settlements related to recurring Level 3 measurements during 2011 and 2010. As discussed in Note 2, the fair value of the Plan’s investment in the money market fund is determined based on the net asset value of the fund, and the fair value of the Plan’s investment balances in Company common stock and mutual funds are determined based on quoted market prices.

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2011 and 2010 are as follows:

	2011	2010
T. Rowe Price Retirement 2040 Fund, 18,514 and 16,867 shares, respectively	$306,782	$293,816
T. Rowe Price Retirement 2045 Fund, 25,879 and 24,725 shares, respectively	285,448	287,051
T. Rowe Price Retirement 2035 Fund, 20,403 and 19,154 shares, respectively	237,902	234,250
T. Rowe Price Retirement 2030 Fund, 10,837 and 9,825 shares, respectively	179,252	169,776
T. Rowe Price Retirement 2050 Fund, 19,172 and 15,865 shares, respectively	177,340	154,527
T. Rowe Price Summit Cash Reserve 86,722 and 112,714 shares, respectively	86,722	112,714

5.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994 (the “Code”). The Plan has obtained a favorable tax determination letter from the Departamento de Hacienda de Puerto Rico, dated April 19, 2012 (effective date December 15, 2010), stating that the Plan is qualified under Sections 1165(a) and 1165(e), and accordingly, the Plan’s net investment income is exempt from income taxes.

6.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

7.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2011 and 2010, the Plan held 3,400 and 3,707 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $75,119 and $62,332, respectively. During the year ended December 31, 2011, the Plan recorded $1,584 of dividend income from The Gap, Inc. common stock.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

There were no differences in presentation between the Plan’s financial statements and it’s Form 5500 for the years ended December 31, 2011 and 2010.

9.	SUBSEQUENT EVENTS

Participants who become eligible to participate in the plan on or after July 2, 2012, will be notified of eligibility and have the opportunity to enroll and determine their contribution and investment elections. If a participant becomes eligible to participate in the plan before two years from his hire date and does not enroll, he will be automatically enrolled by Gap Inc. on the two-year anniversary of his hire date. If a participant becomes eligible to participate in the plan after two years from his hire date and does not enroll, he will be automatically enrolled by Gap Inc. on the next anniversary date of his hire. In addition, the default percentage for automatic enrollment will change from 2% of eligible pay to 1%.

As of July 1, 2013, Gap Inc. will increase plan participants’ pre-tax deferral automatically each year by 1% of eligible pay until the deferral amount reaches 10%.

* * * * * *

GAPSHARE PUERTO RICO 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: – SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2011

Identity of Issuer or Borrower	Description of Investment	Fair Value **
Summit Cash Reserve Fund	Money Market Fund 86,722 shares	$86,722
Mutual funds:
T. Rowe Price Retirement 2040 Fund	Mutual Fund 18,514 shares	306,782
T. Rowe Price Retirement 2045 Fund	Mutual Fund 25,879 shares	285,448
T. Rowe Price Retirement 2035 Fund	Mutual Fund 20,403 shares	237,902
T. Rowe Price Retirement 2030 Fund	Mutual Fund 10,837 shares	179,252
T. Rowe Price Retirement 2050 Fund	Mutual Fund 19,172 shares	177,340
T. Rowe Price Retirement 2015 Fund	Mutual Fund 4,265 shares	49,386
T. Rowe Price Retirement 2020 Fund	Mutual Fund 1,948 shares	30,989
T. Rowe Price Retirement 2025 Fund	Mutual Fund 681 shares	7,889
T. Rowe Price Retirement 2055 Fund	Mutual Fund 861 shares	7,868
T. Rowe Price Retirement Income Fund	Mutual Fund .03 shares	1
Vanguard Institutional Index Fund	Mutual Fund .01 shares	1
Small-Cap Value Fund	Mutual Fund .01 shares	1
Neuberger Berman Genesis Fund	Mutual Fund .01 shares	1
American Europacific Growth Fund	Mutual Fund .02 shares	1
T. Rowe Price New Horizons Fund	Mutual Fund .01 shares	1
NB Socially Responsible Trust	Mutual Fund .02 shares	—
Vanguard Value Index Signal Fund	Mutual Fund .02 shares	—
PIMCO Total Return Fund	Mutual Fund .03 shares	—
Harbor Capital Appreciation Fund	Mutual Fund .01 shares	—
T. Rowe Price Retirement 2010 Fund	Mutual Fund .02 shares	—

Total mutual funds		1,282,862

The Gap, Inc. Common Stock*	Common Stock 3,400 shares	63,064

TOTAL		$1,432,648

*	- Represents party-in-interest transaction.
**	- Cost information is not required for participant-directed investments; therefore, is not included.

GAPSHARE PUERTO RICO 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4j — SCHEDULE OF REPORTABLE TRANSACTIONS

AS OF DECEMBER 31, 2011

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Expense Incurred with Transaction	Cost of Asset	Current Value on Transaction Date	Net Gain (Loss)
T. Rowe Price 2040 Fund	Mutual Fund	$105,421	—	—	105,421	105,421	—
T. Rowe Price 2035 Fund	Mutual Fund	101,522	—	—	101,522	101,522	—